Exhibit 99.1
JOINT FILING AGREEMENT
The undersigned, being duly authorized thereunto, hereby execute this agreement as an exhibit to this Schedule 13D to evidence the agreement of the below-named parties, in accordance with the rules promulgated pursuant to the Securities Exchange Act of 1934, to file this Schedule 13D jointly on behalf of each such party.
Date: May 16, 2011

EHL HOLDINGS LLC
By:	/s/ Edwin H. Lewis
	Name:	Edwin H. Lewis
	Title:	Chairman

/s/ Edwin H. Lewis
EDWIN H. LEWIS